State of Delaware
Secretary of State
Division of Corporations
Delivered 02:39 PM 01/27/2020
FILED 02:39 PM 01/27/2020
SR 20200577742 - File Number 4374801

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

SUGARMADE, INC.

Sugarmade, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. The name of the corporation is Sugarmade, Inc.

2. That a Certificate of Amendment to Amended Certificate of Incorporation was filed by the Secretary of State of Delaware on November 13, 2019 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is contained in Paragraph 2 thereof. The Certificate of Amendment shall be effective as of 12.01 a.m. on February 17, 2020 (and not on January 27, 2020).

4. Article 2 of the Certificate is corrected to read as follows:

"2. That this Certificate of Amendment shall be effective as of 12.01 a.m. EST on February 17, 2020."

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 24th day of January 2020.

By: ____________________
Jimmy Chan
President and Chief Executive Officer